Exhibit 99.5

Rule 438 Consent

Fenix Parts, Inc. filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on or around December 4, 2014 (the “Registration Statement”). Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents (i) to being named in the Registration Statement, and any amendments thereto, as a director of Fenix Parts, Inc. effective upon the consummation of the transactions described in the Registration Statement, and (ii) to the filing of this Consent as an exhibit to the Registration Statement, and any amendments thereto.

/s/ Frank J.M. ten Brink
Name:	Frank J. M. ten Brink

Date:	February 4, 2015